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                                                              EXHIBIT 10.36

                              SERVICES AGREEMENT

     This Services Agreement (the "Agreement") is made as of November 1, 1996 by and between ZIFF-DAVIS FRANCE, S.A. ("ZDF"), a corporation organized under the laws of France and YAHOO! FRANCE, SARL ("YAF"), a corporation organized under the laws of France.

     YAF has been organized as a joint venture between Yahoo! Inc. ("Yahoo") and SB Holdings (Europe) Ltd., an affiliate of ZDF, pursuant to a joint venture agreement dated as of this same date (the "Joint Venture Agreement"), in order to operate in France a localized version of the Yahoo! Guide (such localized guide, "Yahoo France"), to develop related on-line navigational services in France, and to conduct certain other businesses related to such activities.

     YAF desires that ZDF provide certain Services (the "Services") for YAF and ZDF desires to provide such Services for YAF.

     NOW, THEREFORE, in consideration of the premises and mutual covenants and obligations set forth herein, the parties hereto agree as follows:

1.OFFICE, FINANCIAL AND ADMINISTRATIVE SERVICES.


     (a)  ZDF shall provide the following Services to YAF:

          (i) office space for up to five (5) employees of YAF along with related office services such as utilities, telecommunications equipment, general office supplies, mailroom services, cleaning services (including the costs of installment and maintenance of lines, office units and the PBX switch as well as an estimated amount for actual calls), maintenance services and general office equipment (for example, photocopiers and telefax machines); and

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          (ii)  financial management and other administrative support including payroll processing, accounting, purchasing, management information, recruiting, other human resource and facility services. In providing accounting services, ZDF shall use its reasonable efforts to provide data and information to YAF so that YAF's financial personnel may prepare reports in accordance with the European Financial Reporting Template attached as Exhibit A. YAF acknowledges that ZDF may need a reasonable period of time to adjust accounting procedures to
produce reports in that form.   ZDF shall also provide to YAF other similar
administrative and operational services required to carry out YAF's business plan that ZDF has the resources to provide without unreasonable cost or burden to its own operations.

     (b) YAF shall pay ZDF for the Services all of ZDF's out-of-pocket expenses to third parties incurred in connection with the Services (including those incurred prior to this date on behalf of YAF). Those expenses shall include actual charges for telecommunications calls (i.e., above the estimated amount included with the office space in Section 1(a) (i) above), special postage, courier service, and any other similar products or services provided by third parties which are individually billed to ZDF and which are not included in its general charges specified above. Commencing with the launch date of Yahoo France on October 21, 1996, YAF shall also pay an allocated part of ZDF's internal costs in providing the Services, determined in accordance with the allocations which ZDF uses for its own operating units. The allocations for 1996 are set forth in Schedule 1 (b). ZDF shall have the right to make appropriate adjustments in Schedule 1 (b) for each calendar year hereafter based on increases in its applicable costs. If V.A.T., use or similar taxes are at any time to be required to be paid on the

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Services, they will be added to the amounts payable by YAF pursuant to this
Agreement.

     (c) ZDF shall send an itemized monthly invoice to YAF for the Services provided by ZDF during the previous month and for any other charges that may be due by YAF under this Agreement. YAF shall pay such amount within thirty (30) days after receipt of the invoice.

     (d) Prior to this date and the formation of YAF, ZDF has directly paid through its payroll certain persons who have been hired on behalf of YAF and who will be transferred to the YAF payroll after YAF's formation and commencement of
operations.   YAF shall reimburse ZDF for all salary, payroll taxes, benefits and similar costs paid or liabilities incurred by ZDF in connection with those employees. YAF shall also reimburse ZDF for all salary, payroll taxes, benefits and similar costs for Heather Killen from September 1, 1996, until she is transferred to YAF's payroll and paid directly by YAF. YAF shall also reimburse ZDF for any other out-of-pocket expenses incurred by ZDF or its personnel on behalf of YAF including, without limitation, travel and entertainment expenses, employee procurement fees and expenses and similar costs incurred since the discussion of the formation of YAF began.

     (e) YAF acknowledges that although ZDF shall provide purchasing assistance, it shall be responsible for paying for all furniture and computer equipment and similar items principally used by its employees on ZDF's premises.

     (f) YAF shall give ZDF at least thirty days notice of its need for office space for new employee. Nothing herein shall require ZDF to lease new space to accommodate YAF personnel.

2.   PROMOTIONAL SERVICES.

     (a) During the term of this agreement, ZDF and YAF shall provide each other with the right to run a reasonable number of

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advertisements and promotions at "house rates" in their respective publications and services. For purposes of this agreement "house rates" shall mean 30% of the regular rate charged for a page, banner or other promotional or ad space. Any production or similar out-of-pocket charges related to house ads shall be paid in full. All advertising services provided shall be subject to the applicable rate card or other applicable terms and conditions of the publication or service being used. House rates may not be combined with other promotional rates including volume or frequency discounts or other special rate programs or used for inserts.

     (b) ZDF and YAF shall explore with other promotional activities as may be appropriate including, for example, joint participation in marketing and promotional events such as trade shows. Each party shall discuss with the other party in good faith (before any other comparable third party) any plans to incorporate editorial materials, listings, brand features and similar content within publications or services similar to those distributed by the other party, and shall allow the other a reasonable time to make a first offer, it being the intention to cooperate in such areas as reasonably practical for both parties; provided, however, that the foregoing shall not obligate either party to enter into any such arrangement.

3.   AD REPRESENTATIVE SERVICES.

     (a) ZDF has acted and shall act as the exclusive advertising sale representative for Yahoo France and any other products and services of YAF for the United Kingdom, Ireland, France and Germany and other European countries in which ZDF or its affiliates regularly solicit online advertising (the "Territory"). ZDF shall use its reasonable efforts to sell advertising in the Territory and to collect amounts owed to YAF from such advertisers. Although ZDF shall use its ZDNet sales

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force to sell ads on YAF as well as ZDNet, ZDF has added an additional sales person in light of its ad sales services for YAF. Although all of ZDF sales personnel shall continue to be employees of ZDF and subject to its direction, all such personnel shall provide the YAF sales director with reports on sales calls and sales as the YAF sales director may request (including daily reports if requested) in coordination with reports to ZDF sales managers. YAF acknowledges that ZDF has not made any representation with respect to the amount of advertising it may sell. All such advertising shall be sold in accordance with such standard terms and conditions as YAF may provide.

     (b) All advertising shall be subject to acceptance by YAF and YAF shall accept or reject any insertion order within two business days of receipt of that order from ZDF; failure to respond within that time shall be deemed acceptance.

     (c) As compensation for its services, ZDF shall be entitled to a commission on the Net Amount collected on advertisements from the Territory carried by Yahoo France and YAF's other products and services. That commission shall be [XXXX] of the Net Amount collected from the advertising billed in each month up to the cumulative amount of advertising projected for the period ending with that month set forth in the Business Plan attached to the Joint Venture Agreement and [XXXX] of the Net Amount collected from advertising above that amount. (For example, if the Business Plan calls for FF1, [XXXX] of advertising in the first six months of this agreement and ZDF sells the Net Amount of [XXXX]for that period, ZDF shall receive commissions on the first [XXXX] at the rate of [XXXX] and on the remaining [XXXX] at the rate of [XXXX]. Net Amount means gross ad revenues, adjusted for ad agency commissions, discounts, billing adjustments and allowances, make goods, bad debt write-offs, and collection agency, attorney and other out-of-pocket collection fees and

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expenses.  ZDF shall not be responsible for bad debts; it being the intention of the parties that YAF bear the credit risk of its advertisers. ZDF shall pay to YAF within ten days following the end of each month all of the amounts collected by it for advertising run on YAF's products and services, less its commission and any out-of-pocket costs for collection agencies, attorneys or other collection efforts. At the end of each calendar quarter, ZDF and YAF shall review the Net Amount of advertising for all quarters preceding the quarter then ending and determine whether ZDF shall be entitled to the [XXXX] commission on the Net Amount of any advertising in any prior period.

     (d) ZDF shall provide the ad rep services through [XXXX]. The parties shall commence discussions about the renewal of the services for an additional period not later than [XXXX]. If YAF shall not continue ZDF's exclusive ad sales services beyond [XXXX] or the end of any renewal term thereafter (i.e., YAF begins to sell part or all of its inventory itself or through a third party), YAF shall continue to pay ZDF commissions on all advertising carried by YAF from the Territory following the effective date of discontinuation for which ZDF secured orders prior to the discontinuation date. In addition, notwithstanding any other provision of this agreement, in that event, ZDF shall have the right to require YAF to hire and assume all ongoing employment obligations to the new sales person referred to in 3(a) above without any severance or other cost to ZDF arising out of that person's employment with ZDF.

     (e) ZDF may carry out its services outside of France through its affiliated companies including Ziff-Davis Verlag, GmbH ("ZDV") and Ziff-Davis UK, Ltd. ("ZDUK"), e.g., ZDV may sell ads in Germany for YAF's products and services and may sell ads

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in the United Kingdom and Ireland for YAF's products and services.

     (f) Although ZDF's ad representation services shall be exclusive, YAF may have members of its internal staff assist in sales efforts provided that such efforts shall be coordinated with ZDF and that all sales resulting from such efforts shall be commissionable to ZDF as if its sales force had made such sales.

4.   TERM AND TERMINATION.

     (a) This Agreement shall be effective as of the date set forth above and, unless earlier terminated pursuant to paragraphs (b), (c), or (d) of this Section, shall continue for [XXXX] years after that date. Upon termination, all rights and obligations of each party hereto shall cease as of the date of termination and any amounts owed by either party hereto shall be paid in full.

     (b) This Agreement shall also terminate automatically and effective immediately upon the earlier to occur of:

         (i) the dissolution, termination or liquidation of ZDF or YAF;

         (ii) the appointment of a trustee in bankruptcy for ZDF or YAF, an assignment of assets for the benefit of ZDF's or YAF's creditors or the adjudication of bankruptcy with respect to ZDF or YAF.

         (iii) the termination of the Joint Venture Agreement.

     (c) In the event that either party hereto shall commit any material breach of or default under this Agreement and such breach or default is not cured within thirty days after notice of such breach or default (if remediable), the non-defaulting or non-breaching party shall have the right (but not the obligation), in addition to all other legal and equitable remedies that may be available to such party, to terminate this Agreement.

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     (d) YAF may terminate any or all of the Services described in Section 1 upon not less than ninety (90) days notice to ZDF. At the end of such ninety
(90) days, ZDF shall make an appropriate reduction in its allocated charges.
To the extent YAF wishes to terminate services upon less than 90 days notice ZDF shall use its reasonable efforts to end those services, reduce its costs and therefore reduce its charges to YAF in accordance with YAF's schedule.

5.   DIRECTION AND CONTROL OF ZDF'S PERSONNEL.

     (a) ZDF shall have the exclusive right to direct and control its personnel and/or any third parties providing the Services hereunder, free of any supervision, direction or control by YAF (other than in respect of YAF's right, as the recipient of such Services, to specify the nature of the Services desired to be performed). ZDF shall have the sole right to determine the conditions of employment for all ZDF personnel providing Services hereunder, including without limitation, their working hours, employment and vacation policies, benefits, seniority, promotions and assignments. ZDF will be solely responsible for compensation of such personnel and for all withholding taxes, unemployment insurance, workmen's compensation, and any other insurance and fringe benefits with respect to such personnel. ZDF shall also have the exclusive right to hire and fire such personnel. Unless YAF shall have acted in breach of this agreement with respect to ZDF's personnel, ZDF shall be solely responsible for severance or amounts payable upon the termination of employment of such personnel or any dispute or claim concerning that termination and ZDF shall indemnify, defend and hold YAF and its officers and directors, harmless, from any and all claims brought against by ZDF personnel relating to such termination, dispute or claims.

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and ZDF shall indemnify, defend and hold YAF and its officers and directors, harmless, from any and all claims brought against by ZDF personnel relating to such termination, dispute or claim.

     (b) YAF shall not solicit the employment or hire, whether as an employee or consultant, any employee or former employee of ZDF or its European affiliates without ZDF's (or such affiliate's) prior written consent unless such former employee has not worked for ZDF or an affiliate for a period of six months prior to the date of hire by YAF.

6.  LIMITATION OF LIABILITY.

     (a) ZDF shall use its best efforts to provide the Services under this agreement in a professional and timely manner; in no event, however, shall ZDF be liable to YAF for any loss, damage, claim, liability or expense of any kind caused directly or indirectly by any action (other than for ZDF's gross negligence or willful breach of this Agreement) taken in furnishing the Services to be provided under this Agreement.

     (b) Neither ZDF nor YAF shall be liable to the other for any special indirect, incidental, consequential or punitive damages, including without limitation, lost or imputed profits, lost savings, loss of goodwill or legal expenses, resulting from any cause whatsoever, whether liability is asserted in contract, tort or otherwise (including negligence and strict product liability), and regardless of the form of legal action, even if the party has advised or has been advised of the possibility of any such loss or damage. In no event shall the aggregate damages claimed by YAF hereunder exceed the total fees actually paid by YAF to ZDF under this Agreement, regardless of the number or extent of such claims.

7. CONFIDENTIALITY. Confidential information disclosed by either party hereto to the other for the purposes of this Agreement which is clearly so identified in writing as

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proprietary or confidential or which the circumstances surrounding its disclosure indicate that it is confidential or proprietary shall be protected by the recipient in the same manner and to the same degree that the recipient protects its own confidential information. Notwithstanding the foregoing, the recipient shall have no obligation under this Agreement with respect to any confidential information disclosed to it which (i) was already known to recipient at the time of its receipt hereunder, (ii) becomes generally available to the public other than by means of recipient's breach of its obligations hereunder, (iii) is received by recipient from a third party whose disclosure is not in breach of any agreement of confidentiality or (iv) is ordered to be disclosed by a court or other governmental body with jurisdiction over the parties hereto.

8. FORCE MAJEURE. ZDF shall not be responsible for any failure or delay in performance of its obligations under this Agreement because of circumstances beyond its reasonable control including, but not limited to, acts of God, fires, floods, wars, civil disturbances, sabotage, accidents, labor disputes (whether or not the employees' demands are reasonable and within the party's power to satisfy), governmental actions or transportation delays.

9.   NOTICES.

     (a) Any notice required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been sufficiently given when
(i) hand delivered by one party to the other party at the addresses set forth below, (ii) deposited in France Mail, postage prepaid, for mailing by certified or registered mail, return receipt requested, or (iii) sent by reputable overnight courier, addressed as follows:

If to ZDF, addressed to:

Ziff-Davis France, S.A.
4 place Marie-Jeanne Bassot

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92593 Levallois-Perret CEDEX
France
Attention: Managing Director

with a copy to:

Legal Department
Ziff-Davis Publishing Company
One Park Avenue
New York, NY 10016
U.S.A.

If to YAF, addressed to:

Yahoo! France, SARL
4 place Marie-Jeanne Bassot
92593 Levallois-Perret CEDEX
France
Attention: Managing Director

with copies to:

Yahoo!, Inc.
3400 Central Expwy., Suite 201
Santa Clara, CA 95051
Attention: Gary Valenzuela

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     and to:

     Venture Law Group
     2800 Sand Hill Road
     Menlo Park, CA 94025
     Attention: James Brock, Esq.

or to such other address or addresses as may be specified from time to time in a written notice given by such party. Notwithstanding the foregoing, routine instructions, requests, directions and notices dealing with day to day operations under this Agreement may be given in such manner to such persons as may be agreed by the parties hereto from time to time is reasonable and practicable.

10.  MISCELLANEOUS.

     (a) This Agreement constitutes the entire agreement between the parties hereto with respect to the provision of the Services, supersedes all previous oral or written negotiations, representations, undertakings and agreements heretofore made between the parties hereto in respect to the subject matter hereof and may not be amended except in writing signed by both parties.

     (b) If any term or provision of this Agreement is held to be invalid or unenforceable by reason of any rule of law or public policy, then this Agreement shall be deemed amended to delete therefrom the term or provision held to be invalid or unenforceable and all of the remaining terms and provisions of this Agreement shall remain in full force and effect.

     (c) This Agreement shall be interpreted, construed and governed under and by the laws of France, without regard to its choice of law rules.

     (d) Except as expressly set forth herein, no person not a party hereto shall be a third-party beneficiary of any provision

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of this Agreement.  Nothing contained herein shall be construed or deemed to confer any benefit or right upon any third party.

     (e) The failure of a party to insist upon strict or timely adherence to any term of this Agreement on any occasion shall not be construed a waiver, or deprive that party of the right thereafter to insist upon strict or timely adherence to that term or any other term of this Agreement.

     (f) The headings in this Agreement are intended solely for the convenience of reference and shall be given no effect in the construction or interpretation of this Agreement. No modification of this Agreement shall be effected by the acknowledgment or acceptance of any purchase order, acknowledgment or other forms containing terms or conditions at variance with or in addition to those set forth in this Agreement.

     (g) Nothing herein contained shall be construed to place the parties hereto in the relationship of partners, joint ventures, principal and agent, or employer and employee.

     (h) This Agreement may be executed in counterparts, each of which shall constitute an original but all of which, taken together, shall constitute a single instrument.

               IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized officers or representatives as of the day and year first above written.

YAHOO! FRANCE, SARL                ZIFF-DAVIS FRANCE, S.A.

BY:/s/ HEATHER KILLEN              By:/s/ ALAIN RANCHOUX
   -------------------------          ---------------------------
   Name:  Heather Killen              Name:  Alain Ranchoux
   Title: Managing Director           Title: Managing Director

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                                  SCHEDULE 1(b)


1. Space and related office services including utilities, telecommunications equipment, general office supplies, mailroom services, cleaning services, maintenance services and general office equipment shall be apportioned to YAF per standard ZDF apportionment practices which are based on employee head count (determined on the basis of the number of full-time or equivalent full-time positions). The per annum charge per full-time employee or equivalent for 1996 for these services is FF58,300.

2. Financial management and other administrative support including payroll processing, accounting, purchasing and management information, recruiting, other human resource and facility services shall be apportioned to YAF per standard ZDF apportionment practices which are based on employee head count (determined on the basis of the number of full-time or equivalent full-time positions). The per annum charge per full-time employee or equivalent for 1996 for these services is FF71,600.


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